Exhibit 5.1

November 23, 2005

Kerzner International Limited

Kerzner International North America, Inc.

Coral Towers - Executive Office

Paradise Islands, The Bahamas

Kerzner International Limited
Kerzner International North America, Inc.

6¾% Senior Subordinated Notes due 2015

Form F-4 Registration Statement

Ladies and Gentleman:

I am Executive Vice President and General Counsel for Kerzner International Limited, an international business company organized and existing under the laws of the Commonwealth of The Bahamas (“Kerzner International”) and Kerzner International North America, Inc., a Delaware corporation and a wholly owned subsidiary of Kerzner International (“KINA” and, together with Kerzner International, the “Issuers”), and as such have acted as counsel in connection with the filing by the Issuers with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form F-4 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”) relating to the proposed issuance and exchange (the “Exchange Offer”) of up to $400,000,000 aggregate principal amount of their 6¾% Senior Subordinated Notes due 2015 (the “New Notes”), which have been registered under the Act, for a like principal amount of the Issuers’ issued and outstanding 6¾% Senior Subordinated Notes due 2015 (the “Original Notes”). The New Notes are to be issued pursuant to the indenture dated as of September 22, 2005, as amended by the first supplemental indenture dated as of September 22, 2005 (the “Indenture”) among the Issuers and The Bank of New York Trust Company, N.A., as trustee (the “Trustee”).  Capitalized terms used herein and not otherwise defined shall have the meaning ascribed thereto in the Indenture.

In that connection, I have examined originals, copies or certified copies (or otherwise identified to my satisfaction) of such documents, corporate records and other instruments as I have deemed necessary or appropriate for purposes of this opinion, including the Indenture.

In rendering my opinion, I have assumed (i) the due authorization, execution and delivery of all documents by all parties other than KINA; (ii) the authenticity of all documents submitted to me as originals and (iii) conformity to originals of the documents submitted to me as copies.

Based on the foregoing, I am of opinion as follows:

1.             Each of the Indenture and the Registration Statement has been duly authorized, executed and delivered by KINA and the subsidiaries listed on Schedule I hereto (the “Non-Bahamian Guarantors”) and, assuming due authorization, execution and delivery thereof by the Trustee, the Indenture constitutes a legal, valid and binding obligation of KINA and the Non-Bahamian Guarantors in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws affecting creditors’ rights generally from time to time in effect and to general principles of equity, including concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether such enforceability is considered in a proceeding in equity or at law).

2.             The New Notes and the Guarantees issued by the Non-Bahamian Guarantors have been duly authorized by KINA and the Non-Bahamian Guarantors, respectively, and, when executed and authenticated in accordance with the provisions of the Indenture and delivered in exchange for the Original Notes pursuant to the Exchange Offer, will constitute legal, valid and binding obligations of KINA and the Non-Bahamian Guarantors, enforceable against KINA and the Non-Bahamian Guarantors in accordance with their terms and entitled to the benefits of the Indenture (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws affecting creditors’ rights generally from time to time in effect and to general principles of equity, including concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether such enforceability is considered in a proceeding in equity or at law). In expressing the opinion set forth in this Paragraph 2, I have assumed that the form of the New Notes will conform to that included in the Indenture.

I hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement.  I also consent to the reference to me under the caption “Legal Matters” in the Registration Statement.

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I am admitted to practice only in the State of New York and express no opinion herein as to matters governed by any laws other than the laws of the State of New York, the General Corporation Law of the State of Delaware and the Federal laws of the United States of America. The opinion is rendered to you solely for your benefit in connection with the transactions referred to above and may not be relied upon by any other person, firm or corporation without my prior written consent.

Very truly yours,

/s/ Richard M. Levine
Richard M. Levine
Executive Vice President and General Counsel

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SCHEDULE I

Non-Bahamian Guarantors

Subsidiary	Jurisdiction of Organization
Kerzner International Management Limited	British Virgin Islands
Kerzner Investments Connecticut, Inc.	Connecticut
Kerzner International Nevada, Inc.	Nevada
Kerzner International Resorts Inc.	Florida
PIV, Inc.	Florida
ISS, Inc.	Florida
Kerzner International Marketing, Inc.	Florida
Kerzner Investments California, Inc.	Delaware
Kerzner International New York, Inc.	New York
Kerzner Hotels International (Bermuda) Limited	Bermuda
Kerzner International Finance (BVI) Limited	British Virgin Islands
Aberdeen Management Limited	Channel Islands
Birbo NV	Netherlands Antilles
Kerzner Hotels International Management NV	Netherlands Antilles
Purposeful BV	Netherlands
Kerzner International Marketing (UK) Limited	United Kingdom
Kerzner International Development Services, Inc.	Delaware
Kerzner New York, Inc.	Delaware
Solea Vacances SA	France
Kerzner International Development Services Mexico, S. de R.L. de C.V.	Mexico
Kerzner International Development Services, Inc.	Delaware
Kerzner International Management Services, Inc.	Delaware
Kerzner International California, Inc.	Delaware
Kerzner International Development Services Holding, L.L.C.	Delaware
Kerzner International Management Services Holding, L.L.C.	Delaware
Kerzner International Management Services Mexico, S. de R.L. de C.V.	Mexico
Kerzner Northampton Limited	United Kingdom
Kerzner Servicios Mexico, S. de R.L. de C.V.	Mexico
Kerzner International Development Services (UK) Limited	United Kingdom

Kerzner International Palm Island Limited	British Virgin Islands
Kerzner International UAE Limited	British Virgin Islands
Kerzner International Employment Services Limited	British Virgin Islands
Kerzner International Development FZ-LLC	Dubai Free Zone
Kerzner International Management FZ-LLC	Dubai Free Zone
One&Only Management Limited	British Virgin Islands
One&Only Resorts Limited	British Virgin Islands
Kerzner Investments BLB, Inc.	Delaware
Kerzner Investments Pennsylvania, Inc.	Delaware
Kerzner Greenwich Hotel Limited	United Kingdom
Kerzner Greenwich Casino Limited	United Kingdom
Kerzner Glasgow Limited	United Kingdom
Kerzner UK Gaming Limited	United Kingdom
Kerzner Manchester Limited	United Kingdom
One&Only Resorts (Deutschland) Gmbh	Germany
One&Only Resorts (France) EURL	France
One&Only Resorts (Southern Africa) (Pty) Limited	South Africa
World Leisure Holidays (Pty.) Limited	South Africa

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